EXHIBIT 5.1


                        [RYAN & SUDAN, L.L.P. LETTERHEAD]

                                  April 2, 1998

Intelect Communications, Inc.
1100 Executive Drive
Richardson, Texas 75081

        Re: Registration Statement on Form S-3 of Intelect Communications, Inc. (the "Company")

Ladies and Gentlemen:

        We have acted as counsel to Intelect Communications, Inc., a Delaware corporation (the "Company"), with respect to the offering by certain selling shareholders of up to 3,082,171 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock") under the Registration Statement, filed by the Company under the Securities Act of 1933, as amended.

        As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

        Based on the foregoing, we are of the opinion that:

        1. The shares of Common Stock initially issuable upon the exercise of the warrants have been duly authorized and following the exercise of such warrants and when paid for in accordance with the terms of the warrants, such shares of Common Stock will be validly issued, fully paid and non-assessable by the Company.

        2. The shares of Common Stock initially issuable upon the conversion of the Series C Convertible Preferred Stock of the Company have been duly authorized and reserved for issuance, and upon the conversion of the Series C Convertible Preferred Stock in accordance with the Certificate of Designations for the Series C Convertible Preferred Stock will be validly issued, fully paid, and non-assessable by the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         RYAN & SUDAN, L.L.P.